UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2006

United Security Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-14549	63-0843362
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (334) 636-5424

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.02(e). Compensatory Arrangements of Certain Officers.

On December 21, 2006, the Board of Directors (the "Board") of United Security Bancshares, Inc. (the "Company"), on recommendation of the Compensation Committee of the Board (the "Committee"), approved the performance criteria pursuant to which cash bonuses will be paid to the chief executive officer, the principal financial officer, and named executive officers of the Company (the "Executives") for fiscal year 2007 under the Company's 2007 Incentive Earnings Program (the "Program"). These criteria also are used to establish bonuses for certain other officers and employees of the Company. The Executives, officers, and employees are eligible to receive bonuses under the Program if certain qualitative and quantitative individual and Company performance criteria are achieved during fiscal year 2007. The criteria established by the Committee and the Board for the year ending December 31, 2007, which differ based on whether the individual was a non-loan or a loan officer, are as follows:

Non-Loan Officer Criteria

1. Return on average assets of First United Security Bank (the "Bank"").

2. Return on average equity of the Company.

3. Reduction of non-interest expense of the Bank.

4. Average total deposit growth of the Bank.

5. Increase in non-interest income of the Bank.

6. Increase in average deposit growth of applicable bank branch.

Loan Officer Criteria

1. Return on average assets of the Bank.

2. Return on average equity of the Company.

3. Increase in average deposit growth at applicable bank branch.

4. Charge-offs based on average portfolio of individual at year-end.

5. Average past due percentage based on average portfolio of individual at year-end.

6. Credit life insurance sales.

7. Satisfaction of statutory and regulatory banking compliance requirements.

All incentive earnings under the Program are computed on a percentage of gross annual salary excluding any bonus, commissions, or incentive pay. No incentive earnings will be paid if employment is terminated prior to December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2006 UNITED SECURITY BANCSHARES, Inc.

By: /s/ Larry M. Sellers

Name: Larry M. Sellers

Title: Vice President, Secretary, and Treasurer